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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

February 16, 2000

ImproveNet, Inc.
720 Bay Road, Suite 200
Redwood City, CA 94063-2469

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ImproveNet, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering an underwritten public offering of up to two million three hundred thousand (2,300,000) (plus up to three hundred forty-five thousand (345,000) additional shares of Common Stock for which the underwriters have been granted an over allotment option) shares of the Company's common stock (the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable to render the opinion expressed below and (ii) assumed that the Fourth Amended and Restated Certificate of Incorporation, as set forth in Exhibit 3.2 of the Registration Statement, shall have been duly approved and filed with the office of the Delaware Secretary of State.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: /S/ MARK P. TANOURY
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   MARK P. TANOURY